Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RREEF Property Trust, Inc.:

We consent to the use of our report dated August 10, 2018, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Miami Industrial Properties (the "Properties") for the year ended December 31, 2017, and the related notes (the combined historical summary), included in Supplement No. 10 to the prospectus relating to the Registration Statement on Form S-11 (No. 333-208751) and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
August 20, 2018